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Moriah Shilton

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TESSERA TECHNOLOGIES NAMES JOHN ALLEN ACTING CFO

SAN JOSE, Calif., June 26, 2013 -- Tessera Technologies, Inc. (NASDAQ:TSRA) ("Tessera" or the "Company") today announced the appointment of John Allen as acting chief financial officer ("CFO"), effective June 26, 2013. Allen, the Company's corporate controller since December 2012, will report to Thomas Lacey, Tessera's interim chief executive officer, and will be responsible for the Company's finance, accounting, financial planning, IT and investor relations functions in addition to his ongoing duties as corporate controller. Allen succeeds C. Richard Neely, Jr., whose tenure as the Company's executive vice president and CFO ended on June 26, 2013.

"John has demonstrated through his position as the Company's corporate controller and in his over 20 years of financial and managerial experience with high technology companies that he will be a vital contributor and leader as the Company continues to execute on its strategic plan for long-term sustainable growth and profitability," said Lacey.

Allen, age 49, has served as senior vice president and corporate controller for the Company since December 2012. Before that, Allen served as vice president, corporate controller and chief accounting officer of Corsair Components, Inc., a designer and supplier of high-performance components to the personal computer gaming hardware market, from July 2010 to December 2012. From January 2004 to June 2010, Allen served as corporate controller and as CFO of Leadis Technology, Inc., a publicly-traded company that designed, developed and marketed analog and mixed-signal semiconductor products for consumer electronics. Allen has also served in finance and accounting roles for a number of other publicly-traded technology companies, including Advanced Micro Devices, Xilinx, and Asyst Technologies, and formerly was employed by Ernst & Young as a certified public accountant. Allen holds a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the appointment of Mr. Allen as acting chief financial officer and the impact of this change on the Company and the Company's strategic plans, growth and profitability. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company's businesses; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company's ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company's intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company's patents; the expiration of the Company's patents; the Company's ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company's businesses; failure of the Company's products to achieve technological feasibility or profitability; failure to successfully commercialize the Company's products; changes in demand for the products of the Company's customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company's technologies and products; and the reliance on a limited number of suppliers for the components used in the manufacture of DOC products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2012, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, include more information about factors that could affect the Company's financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company's website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies

Tessera Technologies, Inc. is a holding company with operating subsidiaries in two segments: Intellectual Property and DigitalOptics. Our Intellectual Property segment, managed by Tessera Intellectual Property Corp., generates revenue from manufacturers and other implementers that use our technology. Our DigitalOptics business delivers innovation in imaging systems for smartphones. For more information call 1.408.321.6000 or visit tessera.com.

Tessera, the Tessera logo, DOC, the DOC logo, and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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